Back to Form 8-K
Exhibit 99.1

WellCare Completes Acquisition Of Windsor Health Group

Tampa, Fla. (Jan. 6, 2014) – WellCare Health Plans, Inc. (NYSE: WCG) today announced that it has completed the acquisition of Windsor Health Group, Inc., Atlanta, Ga., a part of Munich Re. On Sept. 5, 2013, WellCare stated that it had entered into an agreement to acquire the company. The financial terms of the transaction were not disclosed.

“Windsor is an excellent fit with WellCare's Medicare and broader government health care programs strategy,” said Dave Gallitano, WellCare’s chairman of the board and CEO. “More specifically, the acquisition brings three important Medicare-related growth opportunities to our company. Windsor grows our Medicare Advantage (MA) business with 192 new counties in four states; provides entry into the Medicare supplement insurance business; and strengthens our Prescription Drug Plan (PDP) segment with new products and membership in 13 states.”

Windsor members will remain enrolled and will experience no changes in their 2014 plan benefits or services. Providers will also remain enrolled in the network and will receive additional information by mail. Windsor Medicare Advantage plan members and providers can call 1-800-316-2273 (TTY 711) or can go online at www.windsorhealthplan.com if they have any questions. Windsor supplement insurance members and providers can contact 1-800-688-0010 (TTY 711) or can go on line at www.sterlinginsurance.com. Windsor Prescription Drug Plan (PDP) members and providers can have their questions addressed by calling 1-800-264-1587 (TTY 711) or by going online to www.windsorrx.com.

About WellCare Health Plans, Inc.
WellCare Health Plans, Inc. provides managed care services targeted to government-sponsored health care programs, focusing on Medicaid and Medicare. Headquartered in Tampa, Florida, WellCare offers a variety of health plans for families, children, and the aged, blind, and disabled, as well as prescription drug plans. The company served approximately 2.8 million members nationwide as of Sept. 30, 2013. For more information about WellCare, please visit the company's website at www.wellcare.com.

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CONTACTS:
Investor Relations
Gregg Haddad
813-206-3916
gregg.haddad@wellcare.com

Media Relations
Crystal Warwell Walker
813-206-2697
crystal.walker@wellcare.com